FEDERAL AFFORDABLE HOUSING CORPORATION

                      Computation of Loss Per Common Share

                                             For the Three Months Ended
                                                      August 31,
                                             --------------------------
                                              1997               1996
                                             ------             -------

Shares  outstanding:                         164,500            164,500
Weighted average shares outstanding          164,500            164,500
Net loss                                   $  (3,218)         $  (8,825)

Net loss per common share                  $   (0.02)         $   (0.05)